Exhibit 3.2

Amendments to Sections 2.1, 2.3 and 2.7 of Article II and 7.3 of Article VII

of the Restated Bylaws of

Apollo Medical Holdings, Inc.,

a Delaware corporation

1.           Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Restated Bylaws.

2.           Section 2.1 of Article II of the Restated Bylaws is hereby amended to read in full as follows:

“An annual meeting of the shareholders, for the selection of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall fix. If the Board of Directors does not designate a location for the annual meeting of the shareholders, such meeting shall be held at the principal executive offices of the Corporation.”

3.           The first paragraph of Section 2.3 of Article II of the Restated Bylaws is hereby amended to read in full as follows:

“Written notice of the place, date and time of all meetings of the shareholders shall be given, not less than ten nor more than sixty days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the corporation statutes of the State of Delaware).”

4.           The fourth paragraph of Section 2.7 of Article II of the Restated Bylaws is hereby amended to read in full as follows:

“If a quorum is present, all matters shall be determined by a majority of the votes cast affirmatively or negatively, unless a greater number or voting by class is required by law, the Certificate of Incorporation of the Corporation or these By-laws. Notwithstanding the preceding sentence and anything in the last paragraph of Section 2.4 to the contrary, all director elections shall be determined by a plurality of the votes cast.”

5.           Section 7.3 of Article VII of the Restated Bylaws is hereby amended to read in full as follows:

“The Board of Directors may fix a record date, which shall not be more than sixty nor less than ten days before the date of any meeting of shareholders, nor more than sixty days prior to the time for the other action hereinafter described, as of which there shall be determined the shareholders who are entitled: to notice of or to vote at any meeting of shareholders or any adjournment thereof; to express consent to corporate action in writing without a meeting; to receive payment of any dividend or other distribution or allotment of any rights; or to exercise any rights with respect of any change, conversion or exchange of stock or with respect to any other lawful action.”

6.           Full Force and Effect. In all other respects, the Restated Bylaws, as amended, shall remain in full force and effect.